                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                   TO RULES 13d-1(b) AND (c)  AND AMENDMENTS
                      THERETO FILED PURSUANT TO RULE 13d-2
                              (Amendment No. 2)/1/



                       FlexiInternational Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33893 105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------



_______________

    /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP No. 33893 105                 13G                  Page 2 of 6 Pages
-----------------------                                  ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      PRIMUS CAPITAL FUND III LIMITED PARTNERSHIP
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Ohio

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP No. 33893 105                 13G                  Page 3 of 6 Pages
-----------------------                                  ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      PRIMUS VENTURE PARTNERS III LIMITED PARTNERSHIP
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Ohio

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP No. 33893 105                 13G                  Page 4 of 6 Pages
-----------------------                                  ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      PRIMUS VENTURE PARTNERS, INC.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Ohio

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP No. 33893 105                 13G                  Page 5 of 6 Pages
-----------------------                                  ---------------------

                                  SCHEDULE 13G

          Amendment No. 2 to the Statement on Schedule 13G filed on February 12, 1998 (the "Statement") by Primus Capital Fund III Limited Partnership, ("PCF III") an Ohio limited partnership, by virtue of its direct beneficial ownership of Common Stock (as defined below), Primus Venture Partners III Limited Partnership ("PVP LP"), an Ohio limited partnership, by virtue of its indirect beneficial ownership as the sole general partner of PCF III, and Primus Venture Partners, Inc. ("PVP Inc."), an Ohio corporation, by its indirect beneficial ownership as the sole general partner of PVP LP (collectively, the "Reporting Persons"), relates to the Common Stock, par value $.01 per share (the "Common Stock"), of FlexiInternational Software, Inc., a Delaware corporation (the "Company"), and is being filed pursuant to Rule 13d-(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Statement. Items 4 and 5 of the Statement are amended and supplemented as set forth below:

Item 4.   Ownership:

          Item 4 of the Statement is hereby deleted in its entirety and replaced with the following:

          (a)-(c). Each Reporting Person named in response to Item 2 hereof has, as of December 31, 1999, no power to vote or to direct the vote and no power to dispose or to direct the disposition of any shares of the Common Stock. During the year 1999, PCF III sold all of its shares of Common Stock of the Company.

               The Reporting Persons as a group have no beneficial ownership of any shares of Common Stock and therefore hold 0% of the outstanding Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

-----------------------                                  ---------------------
  CUSIP No. 33893 105                 13G                  Page 6 of 6 Pages
-----------------------                                  ---------------------

                                   SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 10, 2000

                                   PRIMUS CAPITAL FUND III LIMITED
                                   PARTNERSHIP

                                   By:   Primus Venture Partners III Limited
                                         Partnership
                                   Its:  General Partner

                                   By:   Primus Venture Partners, Inc.
                                   Its:  General Partner


                                   By:     /s/ Loyal W. Wilson
                                         -----------------------------------

                                   Its:    President
                                         -----------------------------------


                                   PRIMUS VENTURE PARTNERS III
                                   LIMITED PARTNERSHIP

                                   By:   Primus Venture Partners, Inc.
                                   Its:  General Partner

                                   By:     /s/ Loyal W. Wilson
                                         -----------------------------------

                                   Its:    President
                                         -----------------------------------


                                   PRIMUS VENTURE PARTNERS, INC.

                                   By:     /s/ Loyal W. Wilson
                                         -----------------------------------

                                   Its:    President
                                         -----------------------------------